Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHCROSS ENERGY PARTNERS GP, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Southcross Energy Partners GP, LLC (the “Company”), dated as of April 13, 2012, is adopted, executed and agreed to by Southcross Energy LLC, a Delaware limited liability company and the sole member of the Company (the “Organizational Member”).

1.                                      Formation.  The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).  This Agreement shall be deemed to have become effective upon the formation of the Company.

2.                                      Name.  The name of the Company is “Southcross Energy Partners GP, LLC.”

3.                                      Term.  The Company shall have perpetual existence.

4.                                      Purposes.  The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

5.                                      Sole Member.  The Organizational Member shall be the sole member of the Company.  The Organizational Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

6.                                      Contributions.  The Organizational Member has made, or will make, an initial contribution to the capital of the Company in the amount of $1,000.00.  Without creating any rights in favor of any third party, the Organizational Member may, from time to time, make additional capital contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7.                                      Distributions.  The Organizational Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

8.                                      Taxes.            The Organizational Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company.

9.                                      Management.

(a)         The powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company shall be managed under, a Board of Directors (the “Board”) to be comprised of such number of directors (“Directors”) as shall be determined by the Organizational Member.  The Board shall possess all rights and powers that are possessed by directors under the Act and otherwise by law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement.  The Board may exercise all such powers of the Company and all such lawful acts and things as are not directed or required to be exercised or done by the Organizational Member by the Act, the Certificate of Formation of the Company or this Agreement.  The number of Directors shall initially be five (5); but the number of Directors may be changed by the Organizational Member.  Directors of the Company shall be David W. Biegler, Samuel P. Bartlett, Jon M. Biotti, Kim G. Davis and Jerry W. Pinkerton.  Directors need not be residents of the State of Delaware or Organizational Members of the Company.  The Board, in its discretion, may elect an executive or non-executive chairman of the Board who shall preside at any meetings of the Board.

(b)         The Board may, from time to time, appoint one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Board may determine.  Any Representative so appointed shall have such title and authority and perform such duties as the Board may, from time to time, designate or as are normally associated with such office.

(c)          Except as otherwise agreed by unanimous written consent, (i) all decisions and actions of the Board, which may only occur at any meeting at which a quorum (defined as a majority of the full Board) is present, require the vote of the majority of the Board present at such meeting, and (ii) no Director shall have any unilateral right or authority to take any action on behalf of the Company to bind or commit the Company except in such Director’s capacity as a Representative while acting in accordance with such authorization.

10.                               Exculpation and Indemnity.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Organizational Member nor the Representatives (individually a “Covered Person” and, collectively, the “Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes willful misconduct.  The Company shall indemnify each Covered Person to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.

11.                               Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Organizational Member may elect.  No other event will cause the Company to dissolve.

12.                               Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).

13.                               Amendments.  This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Organizational Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Organizational Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

ORGANIZATIONAL MEMBER:

SOUTHCROSS ENERGY LLC,
a Delaware limited liability company

By:	/s/ David W. Biegler
Name:	David W. Biegler
Title:	Chief Executive Officer

Signature Page to Limited Liability Company Agreement of Southcross Energy Partners GP, LLC